Exhibit No. 99

                                                                     Mary Martin
                                                        (973) 523-4600, Ext. 315


                    ROOM PLUS, INC. SECURES $1.5 MILLION LOAN

Paterson, NJ - August 3, 1998 - ROOM PLUS, INC. (NASDAQ:PLUS) Room Plus, Inc. and David Belford, Chairman and Chief Executive Officer and 50% shareholder of Nationwide Warehouse & Storage, Inc. ("Nationwide"), have entered into agreements pursuant to which Mr. Belford loaned Room Plus the sum of $1.5 million for a two-year term at an annual interest rate of 12% and received Warrants to purchase two million shares of Room Plus Common Stock at an exercise price of $2.00 per share. In addition, the Room Plus Board of Directors has elected Mr. Belford to its Board and appointed him Chairman as contemplated by the Loan Agreement. Nationwide is a national chain of retail furniture stores. In the year ended December 31, 1997, Nationwide had sales of approximately $131,000,000. At this time, Nationwide operates 84 stores in the U.S. and Canada. Room Plus had sales of approximately $17,000,000 in 1997 and currently operates 16 showrooms.

In addition, Room Plus and Nationwide entered into an agreement granting Nationwide the right to merge with Room Plus if Nationwide's Board of Directors and shareholders so elect within five business days of the issuance of Room Plus' financial statements for the year ending December 31, 1998. Such a merger is also subject to approval by the Room Plus shareholders and other conditions. Room Plus intends to solicit proxies seeking such approval in accordance with applicable SEC requirements. Marc Zucker, Allan Socher, Theodore Shapiro and Frank Terzo, directors of Room Plus, who currently own in the aggregate 1,471,267 shares of Room Plus Common Stock, exclusive of warrants and options, have agreed to vote their shares in favor of the Merger, which has been approved by the Room Plus Board of Directors. Under the merger, Nationwide's shareholders would own 90% of the outstanding shares of the merged company and Room Plus' shareholders would own 10% of the outstanding shares of the merged company, based on an assumed 6,885,000 Room Plus shares. Room Plus currently has 4,385,000 common shares outstanding and 7,136,250 warrants and options outstanding.

Marc Zucker, CEO of Room Plus stated, "This is an excellent opportunity for Room Plus. Mr. Belford's experience with a national company can provide Room Plus with expertise in many areas, especially in growth and distribution. Our current plan is for Room Plus to continue to operate and expand its chain of youth and children's furniture stores in our existing markets." Mr Zucker further stated, "Our December 31, 1997 financial statements noted that there was substantial doubt about our ability to continue as a going concern. The $1.5 million loan from Mr. Belford coupled with marked improvement in our operations will eliminate this 'going concern' issue."

Mr. Belford stated, "I am excited about assisting Room Plus as they seek to expand their market share of the youth and juvenile furniture market, which represents the fastest growing segment of the furniture industry. Room Plus' reputation in the metropolitan New York City market and greater

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Philadelphia area, one of the largest markets in the US, will provide them the opportunity to grow rapidly and expand to other parts of the country. I look forward to the success of Room Plus and will explore additional potential mergers and alliances in the future."

ROOM PLUS, INC. has specialized for the past 18 years in the design and production and retailing of modular, mica-laminated furniture for residential uses. With its 16 retail showrooms and its 78,000 square foot manufacturing facility, ROOM PLUS, INC. is the largest and leading vertically integrated mica-laminated furniture company in New York, New Jersey and Pennsylvania.

Forward looking statements made herein are based on current expectations of the Company that involves a number of risks and uncertainties and such forward looking statements should not be considered guarantees of future performance. These statements are made under the "Safe Harbor Provisions" of the Private Securities Litigation Reform Act of 1995. The factors that could cause actual results to differ materially from the forward looking statements include the impact of competitive products and pricing, product demand and market acceptance risks, the presence of competitors with greater financial resources than the company and inability to arrange additional debt or equity financing. For further information concerning risk factors, please see ROOM PLUS, INC. Form 10-KSB filed with the Securities and Exchange Commission April 3, 1998 and ROOM PLUS, INC. Form 10-QSB filed with the Securities and Exchange Commission May 15, 1998.